Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	March 28,	June 27,	September 26,	December 26,	December 26,
	2013	2013	2013	2013	2013

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities
(dollars in millions)
(unaudited)
EBITDA	$119.8	$150.5	$211.1	$124.8	$606.2
Interest expense, net	(34.9)	(36.6)	(35.0)	(34.8)	(141.3)
Provision for income taxes	(15.2)	(26.8)	(50.2)	(14.8)	(107.0)
Deferred income taxes	(1.5)	4.0	3.8	(18.1)	(11.8)
Changes in operating assets and liabilities	43.5	25.2	(100.0)	29.8	(1.5)
Gain on sale of NCM, Inc. common stock	—	—	(30.9)	—	(30.9)
Loss on extinguishment of debt	—	30.7	—	—	30.7
Other items, net	(0.8)	(1.3)	0.2	4.4	2.5
Net cash provided by (used in) operating activities	$110.9	$145.7	$(1.0)	$91.3	$346.9

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$119.8	$150.5	$211.1	$124.8	$606.2
Net (gain) loss on disposal and impairment of operating assets	(2.6)	3.2	4.1	3.7	8.4
Share-based compensation expense	2.3	2.5	2.2	2.3	9.3
Gain on sale of NCM, Inc. common stock	—	—	(30.9)	—	(30.9)
Loss on extinguishment of debt	—	30.7	—	—	30.7
Noncontrolling interest, net of tax and other, net	(5.6)	(8.7)	(9.2)	(5.0)	(28.5)
Adjusted EBITDA (1)	$113.9	$178.2	$177.3	$125.8	$595.2

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by (used in) operating activities	$110.9	$145.7	$(1.0)	$91.3	$346.9
Capital expenditures	(23.9)	(24.7)	(21.5)	(42.0)	(112.1)
Proceeds from asset sales	3.5	0.6	2.6	0.6	7.3
Free cash flow (1)	$90.5	$121.6	$(19.9)	$49.9	$242.1

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, net (gain) loss on disposal and impairment of operating assets, share-based compensation expense, gain on sale of NCM, Inc. common stock, loss on extinguishment of debt and noncontrolling interest, net of tax and other, net) was approximately $595.2 million for the four quarters ended  December 26, 2013.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2013.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.